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Exhibit 5.1

OPINION OF LOHF SHAIMAN JACOBS HYMAN & FEIGER PC

June 28, 2004

VitaCube Systems Holdings, Inc.
480 S. Holly Street
Denver, Colorado 80246

    RE: Registration Statement on Form SB-2

Ladies and Gentlemen:

        We have acted as counsel for VitaCube Systems Holdings, Inc., a Nevada corporation (the "Company"), in connection with various legal matters relating to the filing of a Registration Statement of the Company on Form SB-2 (the "Registration Statement") under the Securities Act of 1933, as amended, and the sale by certain shareholders of up to 8,326,422 shares of Company common stock (the "Shares"), warrants to purchase 2,172,109 shares of Company common Stock (the "Warrants") and 2,172,109 shares of Company common stock underlying the warrants (the "Warrant Shares") (collectively, the "Securities").

        We have examined such documents, records and matters of law as we have considered relevant. Based on such examination, it is our opinion that the Shares and the Warrants have been legally issued and are fully paid, and non-assessable, and, upon due exercise of the Warrants (including, without limitation, payment in full of the exercise price for the Warrant Shares), the Warrant Shares will be duly issued and will be fully paid and non-assessable.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein.

Very truly yours,
LOHF SHAIMAN JACOBS HYMAN & FEIGER PC
/s/ ROBERT SHAIMAN

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OPINION OF LOHF SHAIMAN JACOBS HYMAN & FEIGER PC